EXHIBIT 99.1
FISCAL 2007 FIRST QUARTER EARNINGS ANNOUNCEMENT

FROM:	KENNAMETAL INC.
P.O. Box 231
Latrobe, PA 15650
724-539-5000

Investor Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
724-539-4618

DATE:	October 25, 2006
FOR RELEASE:	Immediate
KENNAMETAL ANNOUNCES RECORD FIRST QUARTER EPS,
SHARE REPURCHASE PROGRAM AND DIVIDEND INCREASE
- Reported earnings per diluted share (EPS) of $0.78; adjusted EPS of $0.82

- Adjusted ROIC improved 160 basis points

- Repurchase program for 3.3 million shares and 11 percent dividend increase approved

- Increased full-year guidance range to $4.30 — $4.50 EPS
LATROBE, Pa., October 25, 2006 — Kennametal Inc. (NYSE: KMT) today reported record first quarter fiscal 2007 EPS of $0.78, including charges from special items of $0.04 per share. This represents an increase of 8 percent over prior year. First quarter adjusted EPS were $0.82 compared with prior year quarter EPS of $0.72, an increase of 14 percent.
Kennametal’s President and Chief Executive Officer Carlos Cardoso said, “The momentum we gained in fiscal 2006 is continuing in the first quarter of fiscal 2007. We saw improvements that collectively resulted in the 12th consecutive quarter of year-over-year earnings growth, coupled with strong cash flow from operations – an excellent performance by any measure.
We attribute this success to our ability to focus steadily on the execution of our strategy through adherence to the disciplined processes that comprise the Kennametal Value Business System. This strategy calls for us to leverage the continued strength of our core businesses, as well as to diversify our business mix, geographic presence and customer base. We believe that our proven strategic approach will deliver exceptional value to customers and shareowners as Kennametal transforms into an even more balanced enterprise with a solid foundation for future growth.”
Reconciliation of all non-GAAP financial measures are set forth in the attached tables.

Highlights of Fiscal 2007 First Quarter
•	First quarter sales of $543 million were in line with the same quarter last year. Sales grew 6 percent on an organic basis offset by the net impact of acquisitions and divestitures, primarily the divestiture of J&L Industrial Supply (J&L). J&L outside sales were $65 million in the September quarter last year.

•	Income from continuing operations was $29 million for the first quarter, compared with $28 million in the prior year quarter, an increase of 5 percent despite the J&L divestiture. J&L contributed $7 million in operating income in the September quarter last year. Income from continuing operations, excluding special items, was $31 million for the first quarter, an increase of 9 percent over the prior year quarter. The September 2007 quarter results benefited from lower securitization fees and higher interest income, as well as lower minority interest expense, reflecting the effective use of cash and consistent with the company’s previously communicated strategies.

•	Income from discontinued operations reflects divested results of the Metalworking Solutions & Services Group’s consumer-related products business, including industrial saw blades (CPG) and the Advanced Materials Solutions Group’s Kemmer Praezision electronics business (Electronics).

•	First quarter reported EPS were $0.78, including charges from special items of $0.04 per share, compared with prior year quarter reported EPS of $0.72, an increase of 8 percent. The September quarter also reflects a lower effective tax rate primarily due to the company’s pan-European business model strategy implemented last year. First quarter adjusted EPS were $0.82. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

First Quarter FY 2007		First Quarter FY 2006
Reported EPS	$0.78	Reported EPS	$0.72
Loss on divestiture of CPG and transaction-related charges	0.01	No special items
Adjustment on J&L divestiture and transaction-related charges	0.03

Adjusted EPS	$0.82		$0.72

•	Adjusted return on invested capital (ROIC) was up 160 basis points to 11.5 percent from 9.9 percent in the prior year.

•	Cash flow from operations for the current quarter was an outflow of $19 million, compared with an inflow of $21 million in the prior year. Income tax payments were $86 million for the current quarter, primarily due to tax payments related to the gain on the sale of J&L and cash repatriated last quarter under the American Jobs Creation Act, compared with a refund of $1 million in the prior year quarter. Adjusted free operating cash flow for the September quarter, excluding the effects of income tax payments and refunds, was $45 million versus $6 million in the prior year quarter.
Business Segment Highlights of Fiscal 2007 First Quarter
Metalworking Solutions & Services Group (MSSG) continued to deliver top-line growth led by year-over-year expansion in the aerospace, distribution and energy markets. The North American market remained stable; Europe has begun to show a modest recovery and Asia Pacific and India delivered strong double-digit growth.
In the September quarter, MSSG sales were up 3 percent on an organic basis. North American sales increased 1 percent. Asia Pacific and India sales grew 12 percent and 15 percent, respectively. Europe sales increased 2 percent.
MSSG operating income was unchanged at $46 million and the operating margin of 13 percent was lower than the same period last year, primarily due to higher realized raw material costs in the current quarter, partially offset by ongoing cost containment and price realization, particularly in Europe and Asia Pacific.
Advanced Materials Solutions Group (AMSG) delivered significant top-line growth in the September quarter, driven by favorable market conditions and the effect of acquisitions. Strong growth in the energy and mining markets continued to contribute to AMSG’s results.
AMSG sales grew 11 percent on an organic basis. Energy product sales were up 35 percent, mining and construction product sales were higher by 8 percent and engineered product sales increased 2 percent.
AMSG operating income grew 15 percent over last year, while operating margin of 15 percent was lower than prior year due primarily to higher realized raw material costs in the current quarter and a less favorable business mix.

Outlook
Worldwide market conditions support Kennametal’s expectations of continued top-line growth during the balance of fiscal year 2007. Based on global economic indicators, the company believes that the North American market will remain solid. The company also believes that the market will improve and grow modestly in Europe, and that it will continue to be strong in developing economies. While there remain some uncertainties and risks related to the macro-economic environment, fundamental drivers for global demand appear to be stable.
“Virtually every move we have made at Kennametal has been oriented toward implementing our strategy and advancing our transformation,” said Carlos Cardoso. “As we strive to achieve our fiscal 2007 goals, we will continue to maintain our commitment to our proven strategy, driving organic growth and leveraging a favorable global industry environment to maximize the growth opportunities ahead.”
Kennametal expects organic revenue growth in the 7 to 10 percent range for fiscal 2007, which would extend its track record of consistently outpacing worldwide industrial production rates by two to three times. The company anticipates the majority of its end markets will continue to operate at favorable levels throughout the year, with moderating growth rates for some sectors.
For the second quarter of fiscal 2007, ongoing expansion around the globe supports the company’s projection of 6 to 9 percent organic sales growth, on top of strong performance in the prior year quarter.
The company has increased reported EPS guidance for the year to a range of $4.30 to $4.50, due to benefits associated with its pan-European business model strategy, which will drive a better than originally forecasted tax rate for fiscal year 2007. This range represents an increase in spite of some dilution from recent divestitures of non-core businesses. This revised earnings outlook reflects management’s confidence in the ability to maintain the strength of Kennametal’s performance. This forecasted range includes costs related to ongoing operating expense initiatives that will result in increased long-term profitability. On a comparable basis, the fiscal 2007 guidance midpoint represents a 29 percent growth rate, a substantial increase over prior year adjusted EPS from continuing operations of $3.41.
The company expects second quarter 2007 EPS to be $0.70 to $0.75. As previously announced, second quarter 2007 guidance includes approximately $0.10 per share of costs related to manufacturing streamlining initiated during this quarter, which is expected to have a payback within this fiscal year.
Kennametal expects to achieve its goal of 12 percent EBIT margin, and ROIC is on track for the projected 11 to 12 percent range for fiscal year 2007.

Kennametal anticipates reported cash flow from operations of approximately $190 million to $200 million for fiscal 2007. Included in this amount are income tax payments of $86 million, as mentioned above. Adjusted cash from operations is expected to be approximately $275 million to $285 million.
Based on anticipated capital expenditures of $90 million, the company expects to generate between $185 million to $195 million of adjusted free operating cash flow for fiscal 2007.
Share Repurchase Program and Dividend Increase
Kennametal announced today that its Board of Directors has authorized a repurchase program of up to 3.3 million shares of its outstanding common stock. The purchases would be made from time to time, on the open market or in private transactions, with consideration given to the market price of the stock, the nature of other investment opportunities, cash flows from operations and general economic conditions.
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.21 per share, which represents an increase of 11 percent, or $0.02 per share. The dividend is payable November 20, 2006 to shareowners of record as of the close of business on November 8, 2006.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
First quarter results for fiscal 2007 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, click “Corporate,” and then “Investor Relations.” Also, the replay of this event will be available on the company’s website through November 8, 2006.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. These statements are likely to relate to, among other things, our strategy, goals, plans and projections regarding our financial position, results of operations, market position, and product development, all of which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. It is not possible to predict or identify all factors; however, they may include the following: global and regional economic conditions; energy costs; risks associated with the availability and costs of raw materials; commodity prices; risks associated with integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; risks relating to business divestitures; competition; demands on management resources; risks associated with international markets, such as currency exchange rates and social and political environments or instability; future terrorist attacks or acts of war; labor relations; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans, cost-reduction initiatives and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy over $2.3 billion annually of Kennametal products and services – delivered by our approximately 13,500 talented employees in over 60 countries – with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com [KMT-E]
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FINANCIAL HIGHLIGHTS
Consolidated Statements of Income (Unaudited):

	Three Months Ended
	September 30,
(in thousands, except per share amounts)	2006	2005 [a]
Sales	$542,811	$545,766
Cost of goods sold	355,780	348,438

Gross profit	187,031	197,328

Operating expense	135,044	144,901
Loss on divestiture	1,686	—
Amortization of intangibles	1,940	1,351

Operating income	48,361	51,076

Interest expense	7,427	7,829
Other income, net	(3,006)	(879)

Income from continuing operations before income taxes and minority interest	43,940	44,126

Provision for income taxes	13,929	15,300

Minority interest expense	557	748

Income from continuing operations	29,454	28,078

Income from discontinued operations, net of income taxes	907	19

Net income	$30,361	$28,097

Basic earnings per share — continuing operations	$0.77	$0.74
Basic earnings per share — discontinued operations	0.02	0.00

Basic earnings per share	$0.79	$0.74

Diluted earnings per share — continuing operations	$0.76	$0.72
Diluted earnings per share — discontinued operations	0.02	0.00

Diluted earnings per share	$0.78	$0.72

Dividends per share	$0.19	$0.19
Basic weighted average shares outstanding	38,226	37,949
Diluted weighted average shares outstanding	39,058	38,915

[a]	Amounts have been reclassified to reflect discontinued operations related to the divestitures of Electronics — AMSG and CPG — MSSG.
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FINANCIAL HIGHLIGHTS (Continued)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited):

	September 30,	June 30,
(in thousands)	2006	2006
ASSETS
Cash and equivalents	$118,224	$233,976
Accounts receivable, net	366,837	386,714
Inventories	354,876	334,949
Current assets of discontinued operations held for sale	—	24,280
Other current assets	109,337	106,938

Total current assets	949,274	1,086,857
Property, plant and equipment, net	546,408	530,379
Goodwill and intangible assets, net	674,834	618,423
Assets of discontinued operations held for sale	—	11,285
Other assets	189,362	188,328

Total	$2,359,878	$2,435,272

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$2,106	$2,214
Accounts payable	113,120	124,907
Current liabilities of discontinued operations held for sale	—	3,065
Other current liabilities	242,427	332,013

Total current liabilities	357,653	462,199
Long-term debt and capital leases	407,486	409,508
Other liabilities	259,963	253,574

Total liabilities	1,025,102	1,125,281

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	15,177	14,626
SHAREOWNERS’ EQUITY	1,319,599	1,295,365

Total	$2,359,878	$2,435,272

SEGMENT DATA (Unaudited):

	Three Months Ended
	September 30,
(in thousands)	2006	2005 [a]
Outside Sales:
Metalworking Solutions and Services Group	$357,084	$331,580
Advanced Materials Solutions Group	185,727	149,184
J&L Industrial Supply	—	65,002

Total outside sales	$542,811	$545,766

Sales By Geographic Region:
United States	$266,863	$290,069
International	275,948	255,697

Total sales by geographic region	$542,811	$545,766

Operating Income (Loss):
Metalworking Solutions and Services Group	$45,666	$45,941
Advanced Materials Solutions Group	27,386	23,852
J&L Industrial Supply	—	6,844
Corporate and eliminations [b]	(24,691)	(25,561)

Total operating income	$48,361	$51,076

[a]	Amounts have been reclassified to reflect discontinued operations related to the divestiture of Electronics (AMSG) and CPG including industrial saw blades (MSSG).

[b]	Includes corporate functional shared services and intercompany eliminations.
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FINANCIAL HIGHLIGHTS (Continued)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables also include, where appropriate, a reconciliation of gross profit, operating expense, operating income, income from continuing operations, net income and diluted earnings per share, in each case excluding special items, adjusted free operating cash flow, adjusted segment sales, and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that the investor should have available the same information that management uses to assess operating performance, determine compensation, and assess the capital structure of the Company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
RECONCILIATION TO GAAP — THREE MONTHS ENDED SEPTEMBER 30, 2006 (Unaudited)

				Income from
	Gross	Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Operations	Income	EPS
2006 Reported Results	$187,031	$135,044	$48,361	$29,454	$30,361	$0.78
Loss on divestiture of CPG and transaction-related charges	—	—	—	—	368	0.01
Adjustment on J&L divestiture and transaction-related charges	—	(333)	2,019	1,252	1,252	0.03

2006 Results, excl. special items	$187,031	$134,711	$50,380	$30,706	$31,981	$0.82

For the three months ended September 30, 2005, there were no special items.
RECONCILIATION TO GAAP — YEAR ENDED JUNE 30, 2006 (Unaudited)

		Diluted EPS
	Income from	from
	Continuing	Continuing
(in thousands, except per share amounts)	Operations	Operations

2006 Reported Results	$272,251	$6.88
Gain on divestiture of J&L recorded at corporate level	(1,091)	(0.03)
J&L transaction-related charges recorded at corporate level	3,956	0.10
Tax impact of cash repatriation under AJCA	11,176	0.28
Loss on sale of Presto	9,457	0.24
Favorable resolution of tax contingencies	(10,873)	(0.27)
Divestiture impact of J&L(1)	(149,971)	(3.79)

2006 Adjusted Results	$134,905	$3.41

(1)	Excludes the impact of commercial relationships entered into in connection with the divestiture transaction.
RECONCILIATION OF ADJUSTED FREE OPERATING CASH FLOW INFORMATION (Unaudited):

	Three Months Ended
	September 30,
(in thousands)	2006	2005
Net cash flow (used for) provided by operating activities	$(18,800)	$20,526
Purchases of property, plant and equipment	(22,661)	(14,875)
Proceeds from disposals of property, plant and equipment	483	835

Free operating cash flow	(40,978)	6,486
Income taxes paid (refunded)	86,236	(572)

Adjusted free operating cash flow	$45,258	$5,914

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FINANCIAL HIGHLIGHTS (Continued)
MSSG SEGMENT (Unaudited)

	Three Months Ended
	September 30,
(in thousands)	2006	2005
Sales, as reported	$357,084	$331,580
Foreign currency exchange	(7,372)	—
Divestiture-related adjustments	—	8,408

Adjusted sales	$349,712	$339,988

AMSG SEGMENT (Unaudited)

	Three Months Ended
	September 30,
(in thousands)	2006	2005
Sales, as reported	$185,727	$149,184
Foreign currency exchange	(1,880)	—
Acquisition-related adjustments	(14,375)	3,612

Adjusted sales	$169,472	$152,796

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RETURN ON INVESTED CAPITAL (Unaudited):
September 30, 2006 (in thousands, except percents)

	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005	Average
Invested Capital
Debt	$409,592	$411,722	$365,906	$410,045	$415,250	$402,503
Accounts receivable securitized	—	—	106,106	100,295	100,445	61,369
Minority interest	15,177	14,626	18,054	16,918	18,117	16,578
Shareowners’ equity	1,319,599	1,295,365	1,115,110	1,045,974	1,009,394	1,157,089

Total	$1,744,368	$1,721,713	$1,605,176	$1,573,232	$1,543,206	$1,637,539

	Quarter Ended
	9/30/2006	6/30/2006	3/31/2006	12/31/2005	Total
Interest Expense
Interest expense	$7,427	$7,478	$7,728	$7,984	$30,617
Securitization fees	22	1,288	1,241	1,170	3,721

Total interest expense	$7,449	$8,766	$8,969	$9,154	$34,338

Income tax benefit					9,134

Total interest expense, net of tax					$25,204

	9/30/2006	6/30/2006	3/31/2006	12/31/2005	Total
Total Income
Net Income, as reported	$30,361	$164,196	$32,903	$31,087	$258,547
Gain on divestiture of J&L	1,045	(132,001)	—	—	(130,956)
J&L transaction-related charges	207	2,796	1,160	—	4,163
Loss on divestiture of Electronics	—	15,366	—	—	15,366
Tax impact of cash repatriation under AJCA	—	11,176	—	—	11,176
Loss on divestiture of CPG, goodwill impairment and transaction-related charges	368	(2,192)	5,030	—	3,206
Loss on divestiture of Presto	—	1,410	8,047	—	9,457
Favorable resolution of tax contingencies	—	(10,873)	—	—	(10,873)
Minority interest expense	557	525	782	511	2,375

Total Income, excluding special items	$32,538	$50,403	$47,922	$31,598	$162,461

Total interest expense, net of tax					25,204

					$187,665
Average invested capital					$1,637,539

Adjusted Return on Invested Capital					11.5%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$258,547
Total interest expense, net of tax					25,204

					$283,751
Average invested capital					$1,637,539

Return on Invested Capital					17.3%

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FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited):
September 30, 2005 (in thousands, except percents)

	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004	Average
Invested Capital
Debt	$415,250	$437,374	$485,168	$405,156	$435,435	$435,667
Accounts receivable securitized	100,445	109,786	120,749	115,253	115,309	112,308
Minority interest	18,117	17,460	19,664	19,249	17,377	18,373
Shareowners’ equity	1,009,394	972,862	1,021,186	1,003,507	924,432	986,276

Total	$1,543,206	$1,537,482	$1,646,767	$1,543,165	$1,492,553	$1,552,635

	Quarter Ended
	9/30/2005	6/30/2005	3/31/2005	12/31/2004	Total
Interest Expense
Interest expense	$7,829	$7,897	$6,803	$6,121	$28,650
Securitization fees	1,065	981	868	757	3,671

Total interest expense	$8,894	$8,878	$7,671	$6,878	$32,321

Income tax benefit					11,086

Total interest expense, net of tax					$21,235

	9/30/2005	6/30/2005	3/31/2005	12/31/2004	Total
Total Income
Net income, as reported	$28,097	$37,740	$30,650	$28,181	$124,668
Goodwill impairment charge	—	—	3,306	—	3,306
Loss on assets held for sale	—	—	1,086	—	1,086
Minority interest expense	748	238	1,449	928	3,363

Total income, excluding special items	$28,845	$37,978	$36,491	$29,109	$132,423

Total interest expense, net of tax					21,235

					$153,658
Average invested capital					$1,552,635

Adjusted Return on Invested Capital					9.9%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$124,668
Total interest expense, net of tax					21,235

					$145,903
Average invested capital					$1,552,635

Return on Invested Capital					9.4%

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